Exhibit 10.2

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated by {*****}. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

SOFTWARE LICENSE AGREEMENT

1.                          INTRODUCTION

1.1. This agreement (“Agreement”) is entered into as of the date the last party signs it (“Effective Date”) between Inovaware Corporation (“Vendor”), and VIA NET.WORKS, Inc. (“Customer”), with offices located at H. Walaart Sacrestraat 401-403, 1117 BM Schipol (SCHIPOL OOST), The Netherlands, under which Inovaware Corporation is licensing software on a non-exclusive basis for the Customer’s own use under the terms and conditions stated below.

2.                          DEFINITIONS

As used in this Agreement, the following definitions shall apply:

2.1.                              “Active User” shall mean a customer record with 1 or more active services.

2.2.                              “Approved Contractor” is a contractor or consultant that has agreed in writing to be bound by the terms of this Agreement.

2.3.                             “Authorized User” is an employee or Approved Contractor of Customer or of any Subsidiary Organization.

2.4.                             A “Bug” is defined as a reproducible error or defect in the Program that causes a malfunction or behavior inconsistent with Documentation.

2.5.                             “Documentation” shall mean the user manual(s) and any other materials supplied by Vendor for use with the Program or with any Update.

2.6.                             “Monthly License Fee” means the monthly fee payable by Customer for the right to use the Program.

2.7.                             “Program” shall mean the machine-readable object code of the computer software program or programs described in the Program Description and Price Schedule attached as Schedule A to the Agreement and such additional Updates of such programs that shall be supplied by Vendor to Customer from time to time together with its Documentation.

2.8.                             “Release” shall mean any version of the Program or any materials that are supplied to Customer by Vendor at or after the delivery of the Program, together with related Documentation.

2.9.                             “Software Support” is defined as any support that requires direct intervention on the part of the Vendor to resolve problems that arise in and that are directly related to the Program.

2.10.                       A “Software Support Incident-Hour” is defined as an hour spent by Vendor working on a Software Support issue.

2.11.                       A “Subsidiary Organization” is defined as a wholly owned subsidiary of Customer that has agreed in writing to be bound by the terms of this Agreement.

2.12.                       “Term” is defined as the duration during which the Customer is authorized to use the Program in accordance with this Agreement.

2.13.                       “Updates” shall mean all standard updates, upgrades, revisions, and/or fixes provided to Customer hereunder with respect to the Program.  Updates are generally designated as a “left of dot release” (e.g. 5.0, 6.0 are Updates). Updates do not include new modules added to the existing Program, substantially different versions of the Program or new, separately marketed Programs as defined by Vendor in its sole discretion.

3.                          TERM OF LICENSE

3.1.                             Vendor hereby grants to Customer, and Customer hereby accepts, a non-exclusive, non-perpetual license to use a single copy of the Program for the Term of this Agreement, which shall be for an initial Term of thirty-six (36) months from Initial Acceptance (as defined in Section 6) up to the maximum number of Active Users defined in Schedule A subject to the terms and provisions of this Agreement unless sooner terminated.  After the initial Term has lapsed, Customer and Vendor shall negotiate for up to six months and in good faith upon new terms during which time the terms and fees outlined in this Agreement shall still apply.  The license to use the Program shall continue during this time and terminate thereafter unless a new term is mutually agreed upon in writing prior to the lapse of such six-month period subject to the terms and provisions of this Agreement unless sooner terminated.

3.2.                             Vendor may terminate this Agreement without prior written notice at any time the Customer is in default of this Agreement, such as, but not limited to failure by Customer to make Monthly License Fee when due in accordance with Section 16.2 below.

4.                          SCOPE OF THE AGREEMENT

4.1.                             This Agreement shall apply to each Program or Update of a Program that Customer is currently licensing from Vendor or shall license in the future.

4.2.                             Vendor shall not restrict the number of Authorized Users who may use the Program, though any person or entity that is not an Authorized User may not use the Program.

4.3.                             The Program may be used for Customer’s internal business use and only to process information or data of Customer and Subsidiary Organizations.  Customer may not process information or data belonging to other parties and may not rent, lease, sublicense, or loan the Program.

5.                          COPIES OF THE PROGRAM

5.1.                             Vendor shall furnish to Customer one copy of the Program. Customer shall be entitled to make additional copies of the Program and Documentation to the extent necessary for use of the Program by Authorized Users provided that only one copy of the database files associated with the Program are in use at any one time and only one copy of the Program is in use at any one time for purposes other than testing or backup.  Customer may make multiple copies of the Program for backup or testing purposes. Customer shall reproduce and include copyright or trade secret notices on any copies in the same text and prominence as stated in the copies provided to Customer and may not alter any proprietary markings on the Program, including copyright, trademark, trade secret, and patent legends.

6.                          ACCEPTANCE

6.1.                             The Program shall be deemed initially accepted ***** calendar days from the Effective Date (“Initial Acceptance”).  The date on

Vendor Initials	Customer Initials
Confidential Document	License-Final-unprotected-Inovaware.doc

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated by {*****}. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

which each successive country uses the Program ***** shall be the incremental acceptance (“Incremental Acceptance”).  The sooner of ***** calendar days from the Effective Date shall be the date of full acceptance (“Acceptance”).  All fees collected, accrued, or due, such as but not limited to Monthly License Fees, training, setup fees, and support fees are nonrefundable upon Initial Acceptance of the Program.  Customer shall not use Program in a non-testing environment in any country without such country making Incremental Acceptance.

7.                          PAYMENT OF PROGRAM LICENSE FEE

7.1.                             In consideration of the Term license granted under this Agreement, Customer shall pay to Vendor the Monthly License Fees outlined in Schedule A.  Monthly License Fees are due monthly and in advance for any given month.

7.2.                             Customer shall be entitled to dispute all License Fee invoices and withhold any License Fees due under this Agreement in the case where the Program is in violation of the warranty as defined in Section 11 or where the Vendor has breached this Agreement as set forth in Section 16.3.  Customer shall notify Vendor of all such disputed amounts prior to their due date of payment, at which time the parties shall use all reasonable efforts to resolve the dispute within thirty (30) calendar days.  If the dispute is not resolved within this period the Customer shall deposit the disputed fees into an escrow account and the parties agree to refer the disputed amount to an appropriate independent and neutral third party (the “Independent Expert”), who shall be agreed by the parties for resolution of the disputed amount. The parties agree to be bound by the decision and terms of the Independent Expert.  Each party shall bear its own costs and expenses in seeking the decision of the Independent Expert.  Where an invoice is partly disputed, nothing in the above clause shall release Customer from the proper payment of the undisputed parts of that invoice in accordance with the provisions of Section 7.

8.                          ACKNOWLEDGMENT OF VENDOR’S OWNERSHIP RIGHTS

8.1.                             Customer acknowledges that it obtains no ownership rights in the Program under the terms of this Agreement. All rights in the Program including but not limited to Confidential Information, trade secrets, trademarks, service marks, patents, and copyrights are, shall be, and will remain the property of Vendor or any third party from whom Vendor has licensed software or technology. All copies of the Program delivered to Customer or made by Customer remain the property of Vendor.

9.                          CONFIDENTIAL INFORMATION

9.1.                             Customer acknowledges that all material made available by Vendor to Customer may contain proprietary and confidential information of Vendor. Customer agrees to keep the Program, database structure, pricing, Documentation, the terms and conditions of this Agreement, and all other Vendor-specific proprietary information and all other information that is or should be reasonably understood to be confidential or proprietary (the “Confidential Information”), in confidence and to take all reasonable precautions to ensure that no unauthorized persons have access to such information and that no unauthorized copies are made. Breach of this provision shall be grounds for immediate termination of this Agreement without further obligation to Customer, at Vendor’s option.

9.2.                             Customer may not decompile, disassemble, or reverse engineer the Program.  Notwithstanding the foregoing, Vendor gives it consent for Customer to integrate with or extend the Program through the use of Vendor’s application program interfaces (“API”).

9.3.                             Customer shall not challenge, or assist or encourage others to challenge, the validity of Vendor’s rights in the Program, or Vendor’s or its supplier’s ownership thereof.

9.4.                             Vendor acknowledges that certain information may be made available by Customer to Vendor containing proprietary and confidential information of Customer most notably its pricing structures of certain products. Vendor agrees to keep such information, the terms and conditions of this Agreement, and all Customer-specific proprietary information and all other information that is or should be reasonably understood to be confidential or proprietary (the “Customer Confidential Information”), in confidence and to take all reasonable precautions to ensure that no unauthorized persons have access to such information and that no unauthorized copies are made.

10.                   CUSTOMER’S OBLIGATION FOR DATA PROTECTION

10.1.                       Vendor shall not be liable for any loss of Customer’s data and Customer shall indemnify, defend, and hold harmless Vendor against any claim arising from any loss of Customer’s data, including any loss or corruption from migrating or converting data.

11.                   WARRANTY

11.1.                       After Initial Acceptance or Incremental Acceptance, as the case may be, Vendor warrants that when installed on a supported platform without any unrequired application programs, the Program will perform substantially in accordance with accompanying Documentation for a period of ***** from the applicable Incremental Acceptance (“Warranty Period”).  Vendor will use commercially reasonable efforts to provide a temporary fix or work-around within ***** business days for any problem that is identified as a Fatal Error as outlined in Schedule B that is the result of a Bug.  As of the Effective Date, Vendor warrants that there are no known allegations or claims of any kind that the Program infringes on the intellectual property rights of any third party.

11.2.                       VENDOR DISCLAIMS ALL OTHER WARRANTIES AND CONDITIONS, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. VENDOR DOES NOT WARRANT THAT THE PROGRAM IS FREE FROM BUGS, ERRORS, OR OTHER LIMITATIONS.

11.3.                       VENDOR WILL NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHATSOEVER INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF BUSINESS PROFITS, LOSS OF BUSINESS GOODWILL, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR LOSS OF OPPORTUNITIES UNDER ANY CIRCUMSTANCES.

11.4.                       CUSTOMER’S EXCLUSIVE REMEDY AGAINST VENDOR OR ANY OTHER PARTY FOR A MATERIAL BREACH OF THE WARRANTIES UNDER THIS AGREEMENT OR ANY OTHER CLAIM NOT OTHERWISE PROVIDED FOR IN THIS AGREEMENT SHALL BE, AT VENDOR’S CHOICE, (A) SUBSTANTIAL CORRECTION OF ANY MATERIAL BUG OR MATERIAL DEFECT IN THE PROGRAM AS TO WHICH CUSTOMER HAS GIVEN WRITTEN NOTICE OR (B)

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated by {*****}. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

REPLACEMENT OF THE PROGRAM INVOLVED.  IF VENDOR’S RECEIPT OF NOTICE FROM CUSTOMER OCCURS WITHIN THE WARRANTY PERIOD AND (A) OR (B) CANNOT BE ACCOMPLISHED WITHIN 30 CALENDAR DAYS OF VENDOR’S RECEIPT OF NOTICE FROM CUSTOMER, CUSTOMER MAY TERMINATE THIS AGREEMENT WITHOUT PENALTY. CUSTOMER’S RIGHT TO TERMINATE FOR SUCH BREACH SHALL EXPIRE IF NOT EXERCISED WITHIN 30 CALENDAR DAYS FROM VENDOR’S RECEIPT OF NOTIFICATION FROM CUSTOMER.

11.5.                       If any problem, operational failure or error of the Program has resulted from any alteration of the Program, use on an unsupported platform, accident, abuse, or misapplication, then this warranty shall be null and void, at Vendor’s option.

12.                   OVERALL LIMITATION OF DAMAGES

12.1.                       IN NO CASE SHALL THE AGGREGATE AMOUNT OF DAMAGES PAYABLE TO CUSTOMER FROM ANY AND ALL PARTIES FOR ANY CLAIM ARISING FROM THE PROGRAM OR THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ITS WARRANTY PROVISIONS) EXCEED THE MONTHLY LICENSE FEES PAID BY CUSTOMER TO VENDOR UNDER THIS AGREEMENT IN THE PRIOR TWENTY-FOUR MONTHS.

13.                   INDEMNIFICATION

13.1.                       Vendor agrees to indemnify, defend and hold Customer harmless against any loss, damage, expense, or cost, including reasonable attorneys’ fees, arising out of any claim, demand, or suit asserting that the Program infringes or violates any copyright, patent, trade secret, trademark, or proprietary right existing under the laws of a country that is a signatory to the Berne Convention thereof (“Claim”).

13.2.                       The indemnification obligation in this section shall be effective only if (a) at the time of the alleged infringement, Customer was using a currently supported version of the Program, (b) Customer gave notice of the Claim within fourteen (14) calendar days from date Customer first becomes aware and permitted Vendor to defend unless due to its failure to notify Vendor it has not been adversely prejudiced, (c) this Agreement had not been terminated at the time of the alleged infringement, and (e) Customer reasonably cooperate in the defense of the claim. Vendor shall have no obligation to Customer to defend or satisfy any claims made against Customer that arise from the use, sale, licensing or other disposition of the Program by Customer other than as permitted by this Agreement or from the Customer’s unauthorized modification of the Program.

13.3.                       If Vendor supplies a non-infringing Update of the Program, Customer shall promptly install it on its computer system, and terminate use of prior Releases of the Program. If, in its judgment, Vendor deems that, due to a Claim or for any other reason, it is not in Vendor’s practical interest to continue distributing a Program, Vendor may require Customer to terminate use of a Program upon sixty (60) calendar days written notice, unless a court orders a shorter period and Customer shall have no further obligation to pay Monthly License Fees. In addition, Vendor may, at any time, grant Customer a full refund of the Monthly License Fees paid over the previous twenty-four (24) months in which case Vendor shall have no further indemnification obligations under this Agreement as to such Program.  THE FOREGOING IS CUSTOMER’S EXCLUSIVE REMEDY IN SUCH CASE.

14.                   SOFTWARE SUPPORT

14.1.                       During the first year beginning from the Effective Date, Customer shall be entitled to the number and type of Software Support Incident-Hours described in Schedule A according to the terms defined in Schedule B. Bugs are not charged against Customers Software Support Incident-Hours.  After all Software Support Incident-Hours have expired or been used, the Customer may continue to receive support by purchasing additional support at the then current support rates. Unless otherwise stated, all Software Support will be performed during Vendor’s normal business hours and are valid for one year from date of purchase.  All fractions of an hour used for Software Support shall be rounded up to the next highest twenty-minute increment.

14.2.                       Software Support does not include (a) support for any third-party products, such as, but not limited to, assistance with hardware, database software, collection software and operating systems, (b) service such as database repairs, configuration of the Program, third party hardware or software configuration assistance, custom reports, training, etc., and (c) modifications and customizations to the Program, such as the customization of existing reports, creation of new reports, customizations of configuration files, and the addition of any feature or functionality not currently supported in the Program.  Vendor will provide release notes and updated documentation for all APIs.

14.3.                       Vendor’s current policy is to support the most recently released version of the Program and the next prior version, and to cease maintenance of earlier versions provided, however, that Vendor shall not support any new release for less than ***** from date Program is first released.  However, Vendor reserves the right to change this policy at its discretion upon ***** prior written notice, but shall not change this policy unfavorably to Customer more than one (1) time during the Term.

14.4.                       Customer agrees that in order to receive Software Support for a Program, (a) Customer must have valid Software Support Incident-Hours or be willing to pay thereof from time to time at Vendor’s discretion, (b) Customer must use a currently supported version of the Program installed with the required computer hardware and software within six (6) months of its release by Vendor, and (c) Customer must not have any payments owed to Vendor in arrear in accordance with this Agreement. Customer acknowledges and agrees that it may be necessary to update its computer hardware and/or software to achieve compatibility with the currently supported version Customer acknowledges and agrees that if it has allowed its subscription to Software Support to lapse, and if its version of the Program is not currently supported, it may have to obtain a current version to obtain Software Support, as is discussed below.

14.5.                       If Customer is not using a currently supported version of the Program as defined in Sections 14.3 and 14.4 with the required computer hardware and software, Vendor may suspend provision of Software Support until Customer cures this condition without refunding any Software Support Fees.

14.6.                       Customer may terminate Software Support by written notice to Vendor prior to expiration of Software Support. However, Vendor shall not be required to refund any Software Support fee unless Vendor failed to provide Software Support where Customer was unable to use the Program due to a Fatal Error (as defined in Schedule B) for longer than 10 calendar days.

14.7.                       Any installation required for an Update to a currently supported version of a Program under any paragraph of this Agreement, when performed by Vendor, will be charged to Customer at Vendor’s rate of $***** per hour as of the Effective Date, where such rate will not increase by more

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated by {*****}. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

than the greater of 5% per year or the United States domestic inflation rate per year, plus reimbursement for any reasonable out-of-pocket costs or expenses incurred by Vendor. Such installation charges shall be in addition to other fees or charges that may be due.  Customer agrees to pay such fees.

14.8.                       Vendor will undertake commercially reasonable efforts to provide Software Support under this Agreement, but does not guarantee that any or all of the Customer’s problems will be solved or that any item or response will be error free. Vendor reserves the right to terminate support or service to any individual who abuses any support program including, but not limited to sharing special phone numbers and customer identification numbers with others.

14.9.                       Subject to any of Customer’s security requirements, the Customer shall provide Vendor with access to all needed equipment to include but not limited to computer hardware and software as reasonably necessary to perform Software Support.  Customer’s failure to provide such access shall relieve Vendor from any obligation to perform Software Support for the components impacted by the restriction until condition is cured.

14.10.                 Vendor shall not be responsible for or have an obligation to provide Software Support to Customer for problems that arise from operational failure or errors in the Program that result from any alteration of the Program not made by Vendor to include any change made directly to the database, use on an unsupported platform, accident, abuse, or misapplication. Vendor is not responsible for errors or malfunctions caused by any hardware or any third party operating system or third party program not developed, provided, and installed by Vendor.

15.                   SOFTWARE MAINTENANCE FEE

15.1.                       During the Term, Vendor shall provide Customer with software maintenance (“Software Maintenance”) to the Program at no additional cost, which shall include time-unrestricted access to support content provided via Vendor’s web pages, Updates, and all standard corrections and Bug-fixes that become generally available for the version of the Program licensed.

15.2.                       Software Support must be purchased separately and is not considered part of Software Maintenance.

16.                   TERMINATION

16.1.                       It is agreed that either party may terminate this Agreement immediately upon ninety (90) calendar days written notice to the other party in the event that such other party has missed any payment required hereunder and (a) becomes insolvent or makes an assignment for the benefit of creditors; (b) files or has filed against it any petition under Title 11 of the United States Code or under any applicable bankruptcy, insolvency, reorganization or similar debtor relief law which is not discharged within ninety (90) calendar days of said filing, or (c) requests or suffers the appointment of a trustee or receiver, or the entry of an attachment or execution as to a substantial part of its business or assets and same is not released or bonded off within ninety (90) calendar days.

16.2.                       Vendor may terminate this Agreement in the event Customer (a) fails to make when due any Monthly License Fee payment or other payment due Vendor which remains unpaid after ten (10) business days from Vendor’s written notice to Customer of such non-payment or; (b) Customer commits a material breach of any of its obligations which remains uncured after thirty (30) calendar days from Vendor’s written notice to Customer of such breach.

16.3.                       Notwithstanding any other rights that Customer may have to terminate this Agreement, Customer may terminate this Agreement in the event Vendor commits a material breach of any of its obligations, which remains uncured after thirty (30) calendar days from Customer’s written notice to Vendor of such breach.

17.                   RIGHTS UPON TERMINATION

17.1.                       Upon termination of this Agreement, Customer’s license to use the Program shall terminate, and both parties shall immediately turn over to the other party all copies of all Confidential Information.  Furthermore, Vendor shall return or destroy where appropriate all Customer Confidential Information and Customer shall immediately turn over to Vendor the Program and Documentation, and any other Confidential Information relating to the Program and Documentation and shall remove and erase completely any copies of the Program installed or recorded on any hard disk or other storage medium. Customer shall promptly certify to Vendor in writing that it has complied with this requirement.

17.2.                       Unless otherwise specified herein or otherwise agreed in writing, termination of this Agreement other than by material breach of Vendor, does not relieve Customer of its obligation to pay all fees accrued up to date of termination to include, but not limited to all (a) fees stated in Schedule “A,” (b) Monthly License Fees up to the full duration of the Term, and (c) installation and consultation Fees provided pursuant to this Agreement. Except where otherwise stated, Customer agrees that all fees collected, accrued and due shall be retained or due Vendor without any pro rata refund to Customer.

17.3.                       The termination of this Agreement shall not extinguish any rights or obligations of the parties relating to protection of Confidential Information or the Customer Confidential Information.

18.                   AUDIT

18.1.                       During the term of this Agreement and one year thereafter, upon five (5) business days advance notice and in compliance with Customer’s security rules and policies and applicable laws and/or regulations, Vendor or Vendor representative may enter the premises of Customer during normal business hours and perform reasonable audit and inspection procedures to confirm that Customer is in compliance with the terms and conditions of the Agreement.  Customer shall reasonably cooperate in any such inquiry.  Any underpayment shall be paid at the Vendor’s then current rate and within five (5) business days.  If any underpayment is over $500, Customer agrees to pay the costs and expenses of audit.

19.                   ASSIGNMENT

19.1.                       Customer may not assign this Agreement without Vendor’s prior written consent; provided however that Customer may assign this Agreement or under rights granted hereunder pursuant to a purchase of all or substantially all of Customer’s shares upon written notice to Vendor. Any purported assignment, except as provided for in this paragraph, shall be null and void and a material breach of this Agreement.

20.                   RIGHTS TO SOURCE PROGRAM

20.1.                       *****

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated by {*****}. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

202. *****

20.3 *****

20.4 *****

21.                   GENERAL PROVISIONS

21.1.                       This Agreement shall be construed pursuant to substantive law of the State of Delaware, and the laws of the United States.

21.2.                       All reasonable and ordinary costs relating to the shipment of the Program and the Documentation shall be borne by Vendor. Upon delivery of the Program and the Documentation, Customer shall assume all risk of loss and damage to the Program and the Documentation, and shall at its sole cost and expense replace any lost or damaged portion thereof.

21.3.                       Customer shall pay, in addition to the other amounts payable under this Agreement, all local, state and federal excise, sales, use, personal property, gross receipts, import and export tax, and similar taxes (excluding taxes imposed on or measured by Vendor’s net income) levied or imposed by reason of the transactions under this Agreement. Customer shall, upon demand, pay to Vendor an amount equal to any such tax(es) actually paid or required to be collected or paid by Vendor.

21.4.                       Customer consents to the public use of its name, logo, and address as a customer of Vendor provided that any disclosure pertaining to the services and/or software used by Customer, excluding the Program, shall be subject to Customer’s prior written consent. Vendor shall not release to the general public any Customer Confidential Information or press release without the written consent of Customer.

21.5.                       Vendor consents to the public use of its name, logo, and address as a supplier of Customer and the use of Program by Customer. All other references to the Vendor shall be subject to Vendor’s prior written consent. Customer shall not release to the general public any Confidential Information or press release without the written consent of Vendor.

21.6.                       This Agreement may not be modified or amended except in writing, which is signed by authorized representatives from each party.

21.7.                       The failure of either party to exercise any right or the waiver by either party of any breach shall not prevent a subsequent exercise of such right or be deemed a waiver of any subsequent breach of the same or any other term of the Agreement.

21.8.                       Any notice required or permitted to be sent hereunder shall be in writing in English and shall be sent in a manner requiring a signed receipt, such as courier delivery, or if mailed, registered or certified mail, return receipt requested. Notice is effective upon receipt.

21.9.                       Neither party shall be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason not within its reasonable control, such as an act of God, fire, storm, natural disaster, accident, act of government, labor dispute, shortages of materials or supplies or any other cause beyond the control of such party (“Force Majeure”) provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) calendar days of discovery thereof and uses its best efforts to cure the delay. In the event of such Force Majeure, the time for performance or cure shall be extended for a period equal to the duration of the Force Majeure but not in excess of two (2) months.

21.10.                 This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof and supersedes any prior oral or written promises or agreements. There are no promises, covenants, or undertakings other than those expressly set forth in this Agreement or in the Consultancy Services Agreement signed herewith.

21.11.                 The parties recognize that money damages may not be an adequate remedy for any breach or threatened breach of any obligation hereunder (i) if by Customer involving intellectual property, Confidential Information or use of the Program beyond the scope of the license granted by this Agreement or (ii) if by Vendor involving the Customer Confidential Information. The parties therefore agree that in addition to any other remedies available hereunder, by law or otherwise, the non-breaching party including any third party from whom Vendor has licensed software or technology shall be entitled to an injunction against any such continued breach by the breaching party.

21.12.                 During the Term, the Program may be software locked through the use of a software key file “Software Key” to not function after a set date, above a set version number, outside an IP Range, or above a set number of customer records. The Customer agrees to comply with the software lock.  Customer acknowledges that the Program shall have a 120-day date-restricted software lock and that the issuance of any new Software Key shall be based on proper payments of the Monthly License Fee due throughout the Term, and up to 120 days after the expiration of the Term so long as Customer and Vendor are actively negotiating a new term.  Vendor shall extend the valid dates of any Software Key during any period in which License Fee is being disputed in accordance with Section 7.2.

21.13.                 A late payment charge of 1.5% per month compounded monthly or the maximum rate permitted by law, whichever is less, shall apply to any payment due from Customer that is in arrears. In addition, the Vendor may at its option suspend Software Support, refuse to provide any additional products to the Customer and refuse to perform or complete any consulting services for the Customer if there are any payments due more than ten (10) business days in arrears.

Inovaware Logo
2800 Woodlawn Drive, Suite 170, Honolulu, HI 96822
Voice: 808-539-3786
Fax: 808-539-3683

In any legal action or arbitration proceeding brought on account of a breach, the prevailing party shall recover from the other party all costs of litigation or arbitration, including reasonable attorneys fees.

21.14.                 Customer agrees to prominently display a logo image and hyperlink provided by Vendor, subject to Customer’s branding policy, referencing Vendor’s name, product name, and URL in all “start page” and “sign-in” screens for any service or product for which Vendor’s product is referenced to any third party unless otherwise approved in writing by Vendor. If Customer is unable to reference Vendor’s logo, a text-equivalence shall be used. Nothing herein shall restrict Vendor’s legal or equitable rights to protect its trademarks against infringement, dilution, or misuse.

21.15.                 This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  The provisions of this Agreement are declared to be severable. Should any provision of this Agreement be held to be void, invalid, inoperative, or unenforceable under applicable law, the remaining provisions of this Agreement shall not be affected and shall continue in full effect as though such provisions were deleted and the parties agree to negotiate in good faith a substitute valid provision that most nearly approximates the parties’ intent. Headings in this Agreement are included for reference only and shall not constitute a part of this Agreement for any other purpose.

21.16.                 No action, regardless of form, arising out of the transactions under this Agreement may be brought by either party more than two (2) years after the cause of action accrues.

21.17.                 Unless otherwise agreed upon by Vendor and Customer, any cause or action arising out of or related to this Agreement may only be brought in the defending party’s courts of applicable jurisdiction in the United States and in no other courts, and the parties hereby submit to the jurisdiction and venue of such courts.

21.18.                 All monetary amounts in this Agreement are quoted and to be paid in United States dollars.

21.19.                 All disputed charges that are later determined to be valid shall have all applicable late fee described in Paragraph 21.13 applied to them as of the date of original due date.

22.                   SALES AGREEMENT EXPIRATION

22.1.                       THIS AGREEMENT MUST BE SIGNED BY BOTH CUSTOMER AND VENDOR NO LATER THAN FIVE (5) CALENDAR DAYS FROM THE DATE THE FIRST PARTY SIGNS THIS AGREEMENT OR THE PRICE AND TERMS OFFERED MAY EXPIRE AT VENDORS DISCRETION.

So agreed between the parties signing below.

Inovaware Corporation

SIGNATURE:	/s/ Wai Lee	DATE:	14-5-2003
PRINT NAME:	Wai Lee	TITLE:	PS Mgr

VIA NET.WORKS, Inc.

SIGNATURE:	/s/ Ray Walsh	DATE:	13-05-08
PRINT NAME:	Ray Walsh	TITLE:	SVP Technology & Engineering

Vendor's Intials /s/ WL	Customer Initials /s/ RW
Confidential Document	Inovaware Term License Agreement-ViaNetworks-
3	v3-121

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated by {*****}. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule A: Program Description and Price Schedule

*****Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.*****

Customer Domain:

www.vianetworks.com

Inovaware Sales Agent:

Michel Floreani

1.     Contact Information

1.1.                  Purchaser Contact

Company Name:	VIA NET.WORKS
Street Address:	H. Walaardt Sacréstraat 401-403
City:	1117BM Schipol (SHIPHOL OOST)
Country:	The Netherlands
Email:	rwalsh@vianetworks.com

1.2.  IP address on which Program will be run:                                  (Required for software to run)

2.              Fees (US Dollars)

Monthly License Fee for PRISM 7.2 for Unlimited Active Users
Monthly License Fee RESOLVE Help Desk and Workflow Unlimited Active Users
Software Maintenance
Tax (If HI, TX, or CA Incorporated Company)	N/A
Monthly Software Escrow Fee

Total Monthly Fees	$	*****

3.                          Payment Terms

3.1.                              Fees outlined in Schedule A shall be due monthly and in advance for any given month for a period of 36 months.  First payment shall be due on the ***** calendar days from the Effective Date (“Initial Acceptance”).

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated by {*****}. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

SCHEDULE B:  SOFTWARE SUPPORT SCHEDULE

1.                        Service Level Agreement

1.1.                              Each Software Support request (incident) that requires Software Support is categorized into one of four categories: Fatal, Critical, Substantial, or Other.  Vendor determines classification.  The classifications are defined as follows:

Software Support Incident Classification

Fatal Errors
1.	Results in complete failure of the Program.
Critical Errors
1.	Results in non-availability or material improper function of any of the following Program functions:
a) essential data collection and storage during customer sign-up,
b) payment processing and collection modules
c) provisioning modules
d) charging functionality and accuracy
e) customer self-care modules,
2.

Renders unusable any critical function of the “batch processing” system that comprises part of the standard schedule. The batch processing system consists of any function that is part of the standard batch processes menu including usage import functionality, late processing functionality, charge posting functionality, payment collection functionality, credit card collection functionality, and bill generation functionality, or;

3.	A query from Customer where there is justifiable reason to believe further investigation will uncover a Fatal Error.
Substantial Errors
1.	An error that does not stop normal business operations but substantially restricts it, such as problems accessing the configuration software interface or;
2.	A query from Customer where there is justifiable reason to believe further investigation will uncover a Critical Error.
Other Errors
	1.	Any other error or query that does not directly impact fatal critical, or substantial processing.

2.                        Response Times

Software Support Type	Error Classification	Max Response Time
Standard	Fatal Errors	*****	Business Hours
Standard	Critical Errors	*****	Business Hours
Standard	Substantial Errors	*****	Business Hours
Standard	Other	*****	Business Hours
Premium	All Classifications	*****	Hours

3.                        Software Support

3.1.                              Unless a Premium Software Support policy is purchased, all Software Support, including Standard Software Support, shall be performed exclusively during the Normal Service Hours. “Normal Service Hours” shall mean the hours of on-call service coverage, which are currently Monday through Friday from 6:30 a.m. to 3:00 p.m. Hawaiian Standard Time excluding Hawaii State and Federal holidays and other days off as designated by Vendor. Vendor reserves the right to change Normal Service Hours without notice.

4.                        Premium Software Support

4.1.                              Software Support that takes place outside of “Normal Service Hours” or requests for support made through Premium Software Support channels are classified as “Premium Software Support.”  Customer must have an active Software Maintenance policy and Premium Software Support Policy at the time of the request to receive Premium Software Support.  Premium Software Support is available twenty-four (24) hours a day, seven (7) days a week.  Customer agrees that any request for Software Support that falls outside of Normal Service Hours or that is made through Premium Software Support contact channels is considered a Premium Software Support request.  The minimum amount of time Premium Software Support is billed for is two (2) hours.  All hours beyond the first two are billed in thirty-minute increments.

5.                        Other Terms

5.1.                              All Support notifications must be routed through Vendor’s predefined support channels. Vendor shall make available telephone number(s) and/or other contact information to Customer in order to allow Customer to accomplish the required notification and request information.

5.2.                              “Response time” is the time from Customer request to the time Vendor contacts back Customer. Vendor does not guarantee the issue will be resolved within the Response Time.  Vendor shall use reasonable effort to achieve the response time listed under the “Max Response Time” column in the Response Times table.  For each hour beyond the Max Response Time for which Vendor does not respond to a Software Support incident, Customer shall be credited with an equal number of hours applicable toward the then current Software Support incident up to a maximum of 5 hours.

5.3.                              Vendor reserves the right to change its Software Support Schedule at its sole discretion.